EXHIBIT 10.37
AWARD NOTICE
UNDER THE FIFTH AMENDED AND RESTATED
ANSYS, INC. 1996 STOCK OPTION AND GRANT PLAN

Name of Participant:
Target Award:
Grant Date of Target Award:

Performance Cycles: January 1, ____ to December 31, ____
January 1, ____ to December 31, ____
January 1, ____ to December 31, ____

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”), ANSYS, Inc., a Delaware corporation, (the “Company”) has selected the Participant named above to be awarded the Target Award specified above, subject to the terms and conditions of the Plan and this Award Notice. Capitalized terms used but not defined in this Award Notice shall have the meaning given such terms in the Plan. A copy of the Plan is attached hereto as Exhibit A.
1.Acceptance of Award. The total number of Restricted Stock Units that may be credited to the Participant (if any) shall be determined by the Company’s performance for the Performance Cycles specified above, as set forth in Section 5 below. One third of the Target Award is eligible to be credited for each Performance Cycle (the “Annual Target”). The actual number of Restricted Stock Units that may be credited could be up to 150% of the Target Award and could also be lower than the Target Award and could be zero.
2.Termination of Employment. Subject to Section 3 below, a Participant must be employed through the last day of the final Performance Cycle to vest in any of the Restricted Stock Units that may be credited with respect to all three Performance Cycles, and all Restricted Stock Units not yet vested upon the termination of the Participant’s employment with the Company for any reason shall automatically be forfeited as of the date of termination of employment.
3.Transaction. Upon a Transaction, the Award shall be treated as specified in Section 3(c) of the Plan.
4.Issuance of Shares.
(a)    Each Restricted Stock Unit relates to one share of the Company’s Stock. Shares of Stock (if any) shall be issued in settlement of any credited Restricted Stock Units within 74 days after the end of the final Performance Cycle, subject to the Participant’s continued employment with the Company through the last day of the final Performance Cycle. Shares of Stock (if any) shall be delivered to the Participant in accordance with the terms of this Award Notice and of the Plan following the completion of the final Performance Cycle, upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Participant.
(b)    Until such time as shares of Stock are issued to the Participant pursuant to the terms hereof and of the Plan, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.
5.Determination and Payment of Awards

(a)    The Annual Target shall become credited based on achievement by the Company of the Performance Criteria for the applicable Performance Cycle as set forth in Exhibit B attached hereto (as updated for each Performance Cycle) and incorporated herein by reference, subject to the Participant’s continued employment with the Company through the conclusion of the final Performance Cycle, except as set forth in Section 3 above. For purposes of clarity and by way of example: If, during the Performance Cycle ending December 31, 2014, the Participant is credited 75% of the Annual Target for the 2014 Performance Cycle, determined by reference to the Performance Criteria included in Exhibit B, 25% of the Annual Target shall be forfeited and the credited Restricted Stock Units (75% of the Annual Target) shall vest and be settled if the Participant remains employed through the last day of the end of the final Performance Cycle.
(b)    For purposes of this Section 5, the following definitions shall apply:
(i)    “Revenue” means non-GAAP revenue as reported in the Company’s public filings.
(ii)    “Operating Margin” means non-GAAP operating margin percent as reported in the Company’s public filings.
(c)    For purposes of the foregoing definitions, (1) there shall be constant currency measurement for both Revenue compared to the prior year and Operating Margin and; (1) future years’ annual performance targets will be designed to exclude future acquisitions depending on the closing date, subject to the Committee’s discretion.
(d)    The Committee, at its first regular meeting following the conclusion of each Performance Cycle and the delivery to the Company of its audited financial statements for such Performance Cycle, shall determine the actual number of Restricted Stock Units that will be deemed to have been credited as of the final day of such Performance Cycle, in accordance with the Performance Criteria set forth in Exhibit B.
(e)    Notwithstanding the foregoing, as soon as practicable (but in no event later than 74 days) following the conclusion of the final (third) Performance Cycle, the Restricted Stock Units that were credited over all three Performance Cycles, if any, will vest and be settled in an equal number of shares of Stock, subject to the Participant’s continued employment with the Company.
6.    Non-Competition and Non-Solicitation. As additional consideration for the grant of this Award to the Participant, the Participant hereby agrees that he or she shall not, at anytime during, [and for a period of one year after,] [for non-CA employees only] the termination of his or her employment with the Company no matter what the cause of that termination, engage for any reason, directly or indirectly, whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its subsidiaries, in any one or more of the following activities:
(a)    the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during Participant’s employment;
(b)    the use of any of the Company’s confidential or proprietary information, copyrights, patents or trade secrets which was acquired by the Participant as an employee of the Company and its subsidiaries; or
(c)    any activity for the purpose of inducing, encouraging, or arranging for the employment or engagement by anyone other than the Company and its subsidiaries of any employee, officer, director, agent, consultant, or sales representative of the Company and its subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its subsidiaries of their services or place them in a conflict of interest with the Company and its subsidiaries.

The Participant acknowledges and agrees that the activities set forth in (a)-(c) (above) are adverse to the Company’s interests, and that it would be inequitable for Participant to benefit from this Award should Participant engage in any such activities during or within one year after termination of his or her employment with the Company. The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its subsidiaries.
1.    Claw-Back of Award Proceeds. The Committee shall have the authority to unilaterally terminate this Award and/or cause some or all of the proceeds relating to this Award that have been received by the Participant to become immediately due and payable by the Participant to the Company upon the occurrence of any of the following events:
(a)    the Participant’s violation of Section 6 of this Agreement (entitled Non-Competition and Non-Solicitation);
(b)    the material restatement of the Company’s financial statements due to misconduct by the Participant;
(c)    the material restatement of the Company’s financial statements that results in the Participant receiving more compensation under the Award than the Participant would have received absent the incorrect financial statements.
The determination of whether any of the foregoing events has occurred and the extent of the application of this Section to the Participant and this Award shall be determined by the Committee in its sole discretion.
1.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award Notice shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2 of the Plan.
2.    Transferability. This Award is personal to the Participant, is non-assignable and is not transferable by Participant in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Stock to be issued upon the vesting of this Award to the Participant shall be issued, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s beneficiary. The Participant may designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company.
3.    Section 409A.  This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.  This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent.
4.    Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding. The minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.
5.    No Contract for Continuing Services. Neither the Plan nor this Award Notice shall be construed as creating any contract for continued services between the Company or any of its subsidiaries and the Participant and nothing herein contained shall give the Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

6.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
7.    Severability. If any provision(s) hereof shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
8.    Counterparts. For the convenience of the parties and to facilitate execution, this document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

ANSYS, INC.
By: ____________________________________
Name: _____________________________
Title: ______________________________
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
Dated:
Participant’s Signature

Participant’s name and address:
_____________________________
_____________________________
_____________________________

EXHIBIT A
Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan

EXHIBIT B
_____ Performance Criteria

Performance Payout Matrix for _____ Operating Metrics

	Revenue Growth	9.5%	10.0%	11.5%	13.0%	15.0%
Operating Margin	47%	0%	50%	70%	90%	120%
	48%	35%	60%	100%	120%	150%
	49%	40%	70%	110%	120%	150%
	50%	45%	80%	120%	130%	150%

1.	Revenue Growth means the percentage of ____ Revenue growth over ____ Revenue.

2.	Any acquisitions closed throughout ____ shall be excluded for the purposes of the ____ measured results.

3.	Operating Margin or Revenue Growth results that fall between adjacent cells above shall be subject to linear interpolation.